Exhibit (a)(2)

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM GALVIN

SECRETARY OF THE COMMONWEALTH

STATE HOUSE - BOSTON, MA

AMENDMENT TO THE DECLARATION OF TRUST

We, Christine Reynolds, President, and Eric D. Roiter, Secretary,
of

Fidelity Hastings Street Trust

82 DEVONSHIRE STREET

BOSTON, MASSACHUSETTS 02109

hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Amended and RestatedDeclaration of Trust of Fidelity Hastings Street Trust (dated June 13, 2001), the following Amendment to said Declaration of Trust was duly adopted by a majority shareholder vote at a meeting duly called and held on March 24, 2004, such Amendment being effective as of that date:

VOTED: That the Amended and Restated Declaration of Trust dated June 13, 2001, be and hereby is, amended as follows:

1. That Article XII, Section 4.3 of the Amended and Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:

Section 4.3. Merger, Consolidation, and Sale of Assets. Subject to applicable Federal and state law and except as otherwise provided in Section 4.4 below, the Trust or any Series or Class thereof may merge or consolidate with any other corporation, association, trust, or other organization or may sell, lease, or exchange all or a portion of the Trust property or Trust property allocated or belonging to such Series or Class, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees without the vote or consent of Shareholders. Such transactions may be effected through share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.

2. That Article XII, Section 4.4 of the Amended and Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:

Section 4.4. Incorporation; Reorganization. Subject to applicable Federal and state law, the Trustees may without the vote or consent of Shareholders cause to be organized or assist in organizing a corporation or corporations under the laws of any jurisdiction or any other trust, partnership, limited liability company, association, or other organization to take over all or a portion of the Trust property or all or a portion of the Trust property allocated or belonging to such Series or Class or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey and transfer the Trust property or the Trust property allocated or belonging to such Series or Class to any such corporation, trust, limited liability company, partnership, association, or organization in exchange for the shares or securities thereof or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, partnership, limited liability company, association, or organization, or any corporation, partnership, limited liability company, trust, association, or organization in which the Trust or such Series holds or is about to acquire shares or any other interest. Subject to applicable Federal and state law, the Trustees may also cause a merger or consolidation between the Trust or any successor thereto or any Series or Class thereof and any such corporation, trust, partnership, limited liability company, association, or other organization. Nothing contained herein shall be construed as requiring approval of Shareholders for the Trustees to organize or assist in organizing one or more corporations, trusts, partnerships, limited liability companies, associations, or other organizations and selling, conveying, or transferring the Trust property or a portion of the Trust property to such organization or entities; provided, however, that the Trustees shall provide written notice to the affected Shareholders of any transaction whereby, pursuant to this Section 4.4, the Trust or any Series or Class thereof sells, conveys, or transfers all or a portion of its assets to another entity or merges or consolidates with any another entity. Such transactions may be effected through share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 24th day of March, 2004.

/s/Christine Reynolds	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	/s/Eric D. Roiter
Christine Reynolds		Eric D. Roiter
President		Secretary